Exhibit 99.1

Balchem Corporation Reports Net Earnings of $14.1 Million with Adjusted EBITDA of $39.5 Million for Second Quarter 2016

New Hampton, NY, August 5, 2016 – Balchem Corporation (NASDAQ: BCPC) today reported for the second quarter net earnings of $14.2 million, compared to net earnings of $14.9 million and $11.9 million for the second quarter 2015 and sequentially from the first quarter 2016, respectively. All-time record quarterly adjusted EBITDA(a) was $39.5 million, compared to adjusted EBITDA of $35.0 million and $35.5 million for the second quarter 2015 and sequentially from the first quarter 2016, respectively. For the six months ended June 30, 2016, net earnings were $26.0 million with record adjusted EBITDA of $75.0 million, compared to net earnings and adjusted EBITDA of $30.1 million and $71.1 million, respectively, in the prior year. Adjusted EBITDA margin was strong, increasing in the second quarter 2016 to 28.5% from 26.0% and 26.2% in the prior year quarter and first quarter 2016, respectively, and this was a significant contributor to these results in a challenging macroeconomic environment.

Second Quarter 2016 Financial Highlights:

•	Net sales of $138.8 million, an increase of 3% compared to the second quarter of 2015, with the contribution from Albion and volume increases in Human Nutrition & Health (HNH; formerly SensoryEffects)(b), Animal Nutrition & Health (ANH), and Specialty Products(c), offsetting the continued lower oil & gas sales in Industrial Products, weak dairy markets, and lower average selling prices.
•	All-time record quarterly sales and earnings for our Specialty Products segment.
•	All-time record quarterly adjusted EBITDA of $39.5 million increased $4.5 million or 12.9% from the prior year.
•	Adjusted EBITDA margin improved to 28.5% versus 26.0% in the second quarter 2015 and 26.2% sequentially from the first quarter 2016 principally due to improved product mix and lower raw material costs.
•	All-time record quarterly adjusted net earnings(a) of $21.1 million increased $1.6 million or 8.3% from the prior year, and was up $2.7 million or 14.5% sequentially, while record second quarter adjusted earnings per share(a) of $0.66 increased $0.04 or 6.5% from the prior year.
•	Record second quarter cash flows from operations generated of $26.6 million.
•	Principal payments made, including accelerated payments, of $28.8 million on long-term debt and the revolving loan.

Recent Highlights:

•	The Food and Drug Administration (FDA) issued the food nutrition labeling Final Rule. In it, the FDA recognized choline as an essential nutrient and established a Reference Dietary Intake (RDI) for choline for foods and supplement products that include the nutrient. Products with claims on choline content or benefits will now show choline and its percent Daily Value (DV) on the label, providing consumers with a highly visible measure of the choline content of foods. In providing for choline labeling on foods and dietary supplements, the FDA has taken an important step towards helping consumers ensure they get sufficient choline in their diets.

52 Sunrise Park Road  •  New Hampton, New York 10958  •  Tel. 845.326.5600  •  Fax 845.326.5742  •  www.balchem.com

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Ted Harris, CEO and President of Balchem said, “Our second quarter 2016 results included all-time record adjusted EBITDA and record second quarter cash flows from operations, which we leveraged into accelerated debt payments.  These results validate our team’s efforts and the business model that we have built, especially when viewed in light of the global macroeconomic challenges.”

Results for Period Ended June 30, 2016 (unaudited)
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended June 30,

	2016	2015
	Unaudited
Net sales	$138,794	$134,773
Gross margin	46,449	41,867
Operating expenses	23,116	18,093
Earnings from operations	23,333	23,774
Other expense	1,950	1,607
Earnings before income tax expense	21,383	22,167
Income tax expense	7,233	7,251
Net earnings	$14,150	$14,916

Diluted net earnings per common share	$0.44	$0.47

Adjusted EBITDA	$39,512	$34,998
Adjusted net earnings	$21,093	$19,476
Adjusted net earnings per common share	$0.66	$0.62

Shares used in the calculations of diluted and adjusted net earnings per common share	31,875	31,632

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For the Six Months Ended June 30,

	2016	2015
	Unaudited
Net sales	$273,935	$279,635
Gross margin	89,273	84,997
Operating expenses	45,972	36,185
Earnings from operations	43,301	48,812
Other expense	3,937	3,560
Earnings before income tax expense	39,364	45,252
Income tax expense	13,328	15,164
Net earnings	$26,036	$30,088

Diluted net earnings per common share	$0.82	$0.95

Adjusted EBITDA	$74,975	$71,079
Adjusted net earnings	$39,517	$39,095
Adjusted net earnings per common share	$1.24	$1.24

Shares used in the calculation of diluted and adjusted net earnings per common share	31,843	31,525

(a)See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

(b)Beginning in fiscal year 2016, the Company has renamed its SensoryEffects segment as Human Nutrition & Health, as this segment now includes encapsulates, choline, mineral amino acid chelates, specialized mineral salts, mineral complexes, and customized food and beverage solutions (the aforementioned three mineral product lines are contributions from the Albion International, Inc. acquisition). The Company believes that this segment name change provides more clarity as to the segment’s core businesses and strategies.

(c)Beginning in fiscal year 2016, the Specialty Products segment now also includes chelated minerals for the micronutrient agricultural market (this plant nutrition product line is a contribution from the Albion International, Inc. acquisition).

Segment Financial Results for the Second Quarter of 2016:

The Human Nutrition & Health segment generated record quarterly sales of $74.8 million, an increase of $7.6 million or 11.3% compared to the prior year quarter. Net sales increased due to the acquisition of the Albion business, along with volume increases in Flavor Systems, Choline Nutrients, and Encapsulated products of 9%, 7% and 5%, respectively, and was partially offset by overall legacy sales being negatively impacted by mix, particularly in Cereal Systems and Powder Systems. Sequentially from the first quarter 2016, without the positive impact of Albion, volumes in HNH increased 4.5%, with particular strength in Flavor Systems, Cereal Systems and Encapsulated products. Second quarter earnings from operations for this segment were $9.0 million, versus $9.1 million in the prior year comparable quarter, a decrease of $0.1 million or 0.7%. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $5.9 million and inventory valuation adjustments of $1.7 million relating to acquisition accounting, adjusted earnings from operations(a) for this segment were $16.7 million compared to $14.7 million in the prior year quarter, an increase of $2.0 million or 13.3%. Earnings

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from operations for the quarter were favorably impacted by the addition of Albion, along with an improved product mix and lower raw material costs.

The Animal Nutrition & Health segment sales of $38.4 million decreased 7.8% or $3.2 million on a 3.8% increase in volumes compared to the prior year quarter. The reduced sales were primarily due to lower average selling prices for products in the monogastric markets, as well as an unfavorable product mix, particularly for ruminant products. The lower monogastric average selling prices were primarily a function of reduced formula pricing resulting from lower raw material costs. Global monogastric species volumes continued to be strong, while ruminant species volumes continued to be challenged by lower milk and milk protein prices. Earnings from operations for the ANH segment decreased 2.2% to $7.3 million as compared to $7.5 million in the prior year comparable quarter, an impact of the aforementioned lower sales and unfavorable product mix, partially offset by cost decreases of key raw materials. Earnings from operations for the ANH segment increased $0.8 million, or 11.8%, sequentially from the first quarter 2016.

The Specialty Products segment generated all-time record quarterly sales of $20.3 million, a $6.5 million or 47.2% increase from the comparable prior year quarter, due to the Albion plant nutrition contribution and a 5.0% increase in sales of legacy Specialty Products. All-time record quarterly earnings from operations for this segment were $7.0 million, versus $6.1 million in the prior year comparable quarter, an increase of $0.9 million or 15.2%. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $0.7 million and inventory valuation adjustments of $0.9 million relating to acquisition accounting, adjusted earnings from operations for this segment were $8.7 million compared to $6.2 million in the prior year quarter, an increase of $2.5 million or 39.8%.

The Industrial Products segment sales declined $6.8 million or 56.5% from the prior year comparable quarter, primarily due to significantly reduced volumes sold of choline and choline derivatives for oil and natural gas fracking in North America. Additionally, average selling prices were lower as a result of pressures related to the industry activity downturn. Earnings from operations for the Industrial Products segment were $0.3 million, a reduction of $0.9 million compared with the prior year comparable quarter which was primarily a reflection of the aforementioned reduced volume and the lower average selling prices. Earnings from operations for the Industrial Products segment was essentially flat on a sequential basis.

Consolidated gross margin for the quarter ended June 30, 2016 increased 10.9% to $46.4 million, as compared to $41.9 million for the prior year comparable period. Gross margin as a percentage of sales increased to 33.5% as compared to 31.1% in the prior year comparative period. Adjusted gross margin(a) for the quarter ended June 30, 2016 increased 18.2% to $49.7 million, as compared to $42.1 million for the prior year comparable period. For the three months ended June 30, 2016, adjusted gross margin as a percentage of sales was 35.8% compared to 31.2% in the prior year comparative period. The improvement was primarily due to a favorable product mix and lower raw material costs. Operating (Selling, Research & Development, General & Administrative) expenses of $23.1 million for the second quarter were higher than the prior year comparable quarter principally due to the inclusion of Albion operating expenses, transaction and integration costs and amortization expense related to the aforementioned acquisition. Excluding transaction and integration costs of $0.3 million and non-cash operating expense associated with amortization of intangible assets of $6.8 million, operating expenses were $16.0 million, or 11.6% of sales.

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Interest expense was $1.9 million in the second quarter of 2016, all of which related to the debt financing of the SensoryEffects and Albion acquisitions. Our effective tax rates for the three months ended June 30, 2016 and 2015 were 33.8% and 32.7%, respectively. The increase in the effective tax rate is primarily attributable to the impact of new jurisdictions, and a change in the income proportion towards jurisdictions with higher tax rates.

The Company continues to build a solid financial structure. Record second quarter cash flows provided by operating activities were $26.6 million for the quarter ended June 30, 2016, and diligent working capital controls continue to contribute strongly to the business performance. The $94.0 million of net working capital on June 30, 2016 included a cash balance of $33.4 million, which reflects scheduled and accelerated principal payments on long-term debt and the revolving loan of $28.8 million and capital expenditures of $4.1 million in the second quarter of 2016. The Company continues to invest in projects across all facilities to improve capabilities and operating efficiencies.

Ted Harris said, “Strong margins, the accretive benefits of the Albion acquisition, and modest volume growth in three of our four segments more than offset the negative impact from lower fracking-related sales and reduced average selling prices, allowing us to deliver all-time record quarterly adjusted net earnings.”

Mr. Harris went on to add, “The long-awaited RDI for choline has now been established and we are working with supplement and food manufacturers to leverage the recognition of this essential nutrient, both in the domestic and international marketplaces, as choline visibility continues to gain traction. It is clear that regulatory agencies across the globe now recognize the importance of this essential nutrient, and Balchem stands ready to help fill the dietary gap with VitaCholine®, the premier brand of choline for supplementation. Through this period of macroeconomic challenges, we will continue to focus on driving our strategic growth initiatives, particularly in Human Nutrition & Health and Animal Nutrition & Health, via organic investments in new manufacturing capabilities and new product development, as well as value creating acquisitions.”

Quarterly Conference Call
A quarterly conference call will be held on Friday, August 5, 2016, at 11:00 AM Eastern Time (ET) to review Second Quarter 2016 results. Ted Harris, President & Chief Executive Officer, and Bill Backus, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, August 19, 2016. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13642322.

Segment Information
Balchem Corporation reports four business segments: Human Nutrition & Health (formerly SensoryEffects); Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals

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to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2015. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Suzanne Hart, Balchem Corporation
Telephone: 845-326-5600

Balchem Corporation (NASDAQ:BCPC)	7
Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Human Nutrition & Health	$74,800	$67,230	$146,355	$134,987
Animal Nutrition & Health	38,412	41,642	77,644	84,348
Specialty Products	20,325	13,805	37,442	27,384
Industrial Products	5,257	12,096	12,494	32,916
Total	$138,794	$134,773	$273,935	$279,635

Business Segment Earnings Before Income Taxes:
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Human Nutrition & Health	$9,024	$9,087	$17,396	$16,793
Animal Nutrition & Health	7,304	7,468	13,839	15,978
Specialty Products	7,016	6,093	12,304	11,794
Industrial Products	258	1,126	492	4,247
Transaction costs, integration costs and legal settlement	(269)	-	(730)	-
Interest and other expense	(1,950)	(1,607)	(3,937)	(3,560)
Total	$21,383	$22,167	$39,364	$45,252

Selected Balance Sheet Items	June 30,	December 31,
	2016	2015
Cash and Cash Equivalents	$33,421	$84,795
Accounts Receivable, net	67,072	60,485
Inventories	57,839	46,085
Other Current Assets	10,673	6,927
Total Current Assets	169,005	198,292

Property, Plant & Equipment, net	172,793	158,515
Goodwill	445,390	383,906
Intangible Assets With Finite Lives, net	162,752	134,911
Other Assets	4,352	4,062
Total Assets	$954,292	$879,686

Current Liabilities	$39,969	$46,120
Current Portion of Long Term-Debt	35,000	35,000
Long-Term Debt	243,732	260,963
Revolving Loan – Long-Term	45,000	-
Deferred Income Taxes	87,259	67,215
Long-Term Obligations	7,178	6,683
Total Liabilities	458,138	415,981

Stockholders' Equity	496,154	463,705

Total Liabilities and Stockholders' Equity	$954,292	$879,686

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Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Six Months Ended June 30,
	2016	2015

Cash flows from operating activities:
Net Earnings	$26,036	$30,088
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	22,666	19,891
Stock compensation expense	3,949	2,684
Other adjustments	443	115
Changes in assets and liabilities	2,864	(2,912)
Net cash provided by operating activities	55,958	49,866

Cash flow from investing activities:
Cash paid in acquisition, net of cash acquired	(110,601)	-
Capital expenditures and intangible assets acquired	(15,322)	(15,916)
Net cash used in investing activities	(125,923)	(15,916)

Cash flows from financing activities
Proceeds from long-term and revolving debt	65,000	-
Principal payments on long-term and revolving debt	(38,384)	(17,500)
Proceeds from stock options exercised	3,032	9,920
Excess tax benefits from stock compensation	792	5,785
Dividends paid	(10,727)	(9,251)
Other	(1,478)	(21)
Net cash provided by (used in) financing activities	18,235	(11,067)

Effect of exchange rate changes on cash	356	(927)

(Decrease) increase in cash and cash equivalents	(51,374)	21,956

Cash and cash equivalents, beginning of period	84,795	50,287
Cash and cash equivalents, end of period	$33,421	$72,243

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Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, and certain unallocated equity compensation. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, and adjusted EBITDA. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, acquisition-related expenses and legal settlements, and the fair valuation of acquired inventory.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

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Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Reconciliation of adjusted gross margin

GAAP gross margin	$46,449	$41,867	$89,273	$84,997
Inventory valuation adjustment (1)	2,635	-	5,046	-
Amortization of intangible assets (2)	640	187	1,129	372
Adjusted gross margin	$49,724	$42,054	$95,448	$85,369

Reconciliation of adjusted earnings from operations

GAAP earnings from operations	23,333	23,774	43,301	48,812
Inventory valuation adjustment (1)	2,635	-	5,046	-
Amortization of intangible assets (2)	7,456	6,619	14,697	13,233
Transaction costs, integration costs and legal settlement (3)	269	-	730	-
Adjusted earnings from operations	33,693	30,393	63,774	62,045

Reconciliation of adjusted net earnings

GAAP net earnings	14,150	14,916	26,036	30,088
Inventory valuation adjustment (1)	2,635	-	5,046	-
Amortization of intangible assets (2)	7,587	6,776	14,965	13,547
Transaction costs, integration costs and legal settlement (3)	269	-	730	-
Income tax adjustment (4)	(3,548)	(2,216)	(7,260)	(4,540)
Adjusted net earnings	$21,093	$19,476	$39,517	$39,095

Adjusted net earnings per common share – diluted	$0.66	$0.62	$1.24	$1.24

1 Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

2 Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted

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by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

3 Transaction costs, integration costs and legal settlement: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements. Legal settlements related to acquisitions are included as expense offset in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction, and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

4 Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and six months ended June 30, 2016 and 2015.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income - as reported	$14,150	$14,916	$26,036	$30,088
Add back:
Provision for income taxes	7,233	7,251	13,328	15,164
Other expense	1,950	1,607	3,937	3,560
Depreciation and amortization	11,522	9,712	22,402	19,581
EBITDA	34,855	33,486	65,703	68,393
Add back certain items:
Non-cash compensation expense related to equity awards	1,753	1,512	3,496	2,686
Transaction costs, integration costs and legal settlement	269	-	730	-
Inventory fair value	2,635	-	5,046	-
Adjusted EBITDA	$39,512	$34,998	$74,975	$71,079